Exhibit 99.1

Company Contact — Jim Dorsey
BioClinica, Inc.
267-757-3040

Investor Contact — Linda Decker
Financial Media — Bill Gordon
Porter, LeVay & Rose, Inc.
212-564-4700

Trade Media — Beth Nestlerode
Diccicco Battista Communications
484-342-3600

FOR IMMEDIATE RELEASE
BIOCLINICA APPOINTS JAMES W. LOVETT TO ITS BOARD OF DIRECTORS
- Executive With Industry, Legal and Regulatory Experience -
NEWTOWN, PA, October 12, 2010 — BioClinica™, Inc., (NASDAQ: BIOC), a leading provider of clinical trial management services, today announced that it has appointed James W. Lovett to its Board of Directors, increasing the size of the Board to nine members.
Mr. Lovett, age 45, currently serves as General Counsel of Covance Inc., a NYSE-listed drug development company with more than 10,000 employees (“Covance”), and is responsible for global legal affairs, corporate governance, government relations, and corporate security for Covance. Mr. Lovett also serves as Secretary to the Covance Board of Directors and is a member of the Global Leadership Council, Covance’s executive committee. He also chairs the Covance Regulatory Leadership Team and co-chairs the Covance Enterprise Risk Council. Mr. Lovett joined Covance as General Counsel in 2001. In addition to his corporate staff responsibilities, Mr. Lovett has led Covance’s Nutritional Chemistry & Food Safety Services since 2008. During 2004-2005, Mr. Lovett also served as acting General Manager of Covance Interactive Voice Response Services.
Prior to joining Covance, Mr. Lovett was Associate General Counsel and Assistant Secretary of FMC Corporation, a Fortune 500 manufacturing conglomerate (“FMC”). Before joining FMC, Mr. Lovett was a partner at McDermott, Will & Emery, in Chicago, Illinois, and an associate with Wilmer, Cutler & Pickering in Washington, DC. Mr. Lovett is a member (previously Chair) of the Legal and Government Affairs Committee of the Association of Clinical Research Organizations. Mr. Lovett is also on the Board of Directors of Scholar Academies, a nonprofit network of charter schools in Philadelphia and Washington, DC.
Mr. Lovett’s education includes a J.D. from Harvard Law School, cum laude, and a B.A. in history from Northwestern University.
-more-

“With his depth of experience in the drug development industry, and his expertise in legal and regulatory affairs, we are confident that James Lovett will make significant contributions to our Board of Directors on behalf of all of our shareholders. As we continue to increase our footprint in the clinical trial management services industry, James’s insight and guidance will be crucial to our efforts,” said David E. Nowicki, Chairman of BioClinica.
Follow BioClinica on the Trial Blazers blog at http://info.bioclinica.com/blog, and on twitter at http://twitter.com/bioclinica.
About BioClinica, Inc.
BioClinica, Inc. is a leading global provider of integrated, technology-enhanced clinical trial management services. BioClinica supports pharmaceutical and medical device innovation with imaging core lab, internet image transport, electronic data capture, interactive voice and web response, Microsoft Office-Smart clinical trial management and clinical supply chain design and optimization solutions. BioClinica services maximize efficiency and manageability throughout all phases of the clinical trial process. With more than 20 years of experience and over 2,000 successful trials to date, BioClinica has supported the clinical development of many new medicines from early phase trials through final approval. BioClinica operates state-of-the-art, regulatory-body-compliant imaging core labs on two continents, and supports worldwide eClinical and data management services from offices in the United States, Europe and Asia. For more information, please visit www.bioclinica.com.
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of current and proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates and guidance made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance. You should review the Company’s filings, especially risk factors contained in the Form 10-K and the recent Form 10-Q.
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